Exhibit 3.16

LIMITED LIABILITY COMPANY AGREEMENT

OF

RAR VENTURES, LLC

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TABLE OF CONTENTS

(continued)

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LMITED LIABILITY COMPANY AGREEMENT

OF

RAR VENTURES, LLC

This Limited Liability Company Agreement of RAR Ventures, LLC (the “Company”) is effective as of July 8, 2011, by and between the Company and Redbox Automated Retail, LLC, a Delaware limited liability company (the “Member”), for the purpose of governing a limited liability company pursuant to the Delaware Limited Liability Company Act, Delaware Code Title 6, Section 18-101 et seq., as amended from time to time (the “Delaware Act”).

AGREEMENT

For and in consideration of the mutual covenants contained in this Agreement, the Company and the Member agree as follows:

1.	Organization of the Company

1.1	Name

The name of the Company is RAR Ventures, LLC or such other name as the Manager may from time to time hereafter designate.

1.2	Formation

The Company was formed pursuant to the provisions of the Delaware Act by the filing on January 23, 2009 of a certificate of formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware.

1.3	Existence

The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall be perpetual, unless earlier terminated and dissolved pursuant to Section 12.

1.4	Registered Agent

The registered office and registered agent of the Company may be changed by the Manager from time to time.

2.	Definitions; Rules of Construction

In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Agreement” means this Limited Liability Company Agreement as originally executed and as amended or restated from time to time.

“Manager” means the Manager designated in Section 6 and any successor Manager or additional Managers appointed by the Member.

“Member” has the meaning set forth in the introductory paragraph.

“Unit” means a unit of equity interest in the Company.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.	Purpose

The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act as such business activities may be determined by the Manager from time to time.

4.	Principal Office

The principal office of the Company, and such additional offices as the Manager may establish, shall be located at such place or places inside or outside the State of Delaware as the Manager may designate from time to time.

5.	The Member

The name and address of the Member of the Company are set forth on Exhibit A attached hereto.

6.	Management of the Company

6.1	Manager

The initial Manager shall be Redbox Automated Retail, LLC, a Delaware lmited liability company. The Manager shall serve as Manager until the earlier of its removal, resignation, incapacity or death. The Member may remove any Manager or appoint a successor or an additional Manager by written consent.

6.2	Authority of Manager

Except as otherwise provided in this Agreement, the Manager shall have the sole and exclusive right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. In making decisions, the Manager should seek consensus with the Member prior to taking actions that are material to the Company’s business; provided, however, that the Manager may independently take action and such actions will be binding on the Company.

6.3	Limitation on Authority of Manager

The Manager shall not have authority to perform any act in contravention of this Agreement.

6.4	Compensation of Manager

The Manager shall be entitled to such compensation as may be determined and approved by the Member from time to time.

6.5	Appointment by Manager

The Manager may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as the Manager shall determine in its sole discretion. The Manager may delegate to any such officer, person or entity such authority to act on behalf of the Company, as the Manager may from time to time deem appropriate in its sole discretion.

6.6	Execution of Company Documents

When the taking of such action has been authorized by the Manager, any other person specifically authorized by the Manager may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Certificate of Formation, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, a certificate of cancellation canceling the Certificate of Formation.

7.	Capital Contributions

The number of Units issued to the Member, which represent 100% of the outstanding equity interests of the Company are set forth on Exhibit A. The Member shall not be required to make any additional capital contributions except at such times and in such amounts as shall be determined by the Member in the exercise of its sole discretion. Additional Units to additional Members may only be issued at such time and in such amounts and in exchange for such consideration as the Members holding a majority of the outstanding Units approve by prior written consent.

8.	Distributions; Allocations of Income and Loss

Distributions of cash or other assets of the Company to the Member shall be made at such times and in such amounts as the Manager may determine; provided, however, that the Manager will at a minimum distribute sufficient available cash to enable the Member to pay taxes associated with all taxable Company income that has been allocated to it. All distributions and allocations of taxable net income or net loss shall be made to the Member (and if the Member should transfer any of its Units or additional Units should be issued by the Company, then to the Members in accordance with their pro rata ownership of the Units).

9.	Books and Records

The Manager shall maintain records and accounts of all operations and expenditures of the Company.

10.	Assignments of Company Interest

For so long as there is a single Member holding all of the Units, the Member’s Units in the Company shall be transferable in whole or in part without the consent of any other person, and the assignee shall be admitted as Members and admitted to all the rights of the transferring Members upon execution of a counterpart to this Agreement. At such time as the Company has multiple Members, the outstanding Units may not be transferred without the prior written consent of all the Members.

11.	Withdrawal

The withdrawal of the Member shall result in the dissolution of the Company pursuant to Section 12, unless a substitute Member has been admitted in accordance with Section 10.

12.	Dissolution

Subject to the provisions of Section 13, the Company shall be dissolved and its affairs wound up and terminated upon the unanimous determination of the Member(s) to dissolve the Company.

13.	Winding Up

13.1	Responsibility for Winding Up

Upon dissolution of the Company pursuant to Section 12, the Manager may wind up the Company’s affairs; however, any competent court, upon cause shown, may wind up the Company’s affairs upon application of a legal representative or assignee of the Manager and, in connection therewith, may appoint a liquidating trustee.

13.2	Distribution of Assets upon Winding Up

Upon the winding up of the Company, the assets shall be distributed as follows: (a) to creditors, including the Member should the Member be a creditor, in satisfaction of liabilities of the Company other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member; and (b) the remainder, if any, to the Member (or if the Member should transfer any of its Units or additional Units should be issued by the Company, then to the Members in accordance with their pro rata ownership of the Units).

14.	Limitation on Liability

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and the Manager of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being Members or Manager.

15.	Indemnification

To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless the Members and the Manager from and against any and all losses,

claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Members or the Manager may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while a Member was a Member or a Manager was a Manager, as the case may be, regardless of whether the Members or the Manager continues to be Members or Manager of the Company at the time any such liability or expense is paid or incurred.

16.	Reliance by Third Parties

This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, the Member, and their successors and assigns. Specifically (but not by way of limitation), this Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by applicable statute, and then only to that extent, no such creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and the Member, either with respect to any contribution to the Company or otherwise.

17.	Defects as to Formalities

No failure to observe any formalities or requirements of this Agreement, the Certificate of Formation or the Delaware Act shall be grounds for imposing personal liability on the Member or the Manager for liabilities of the Company.

18.	No Corporation or Partnership Intended for Non-tax Purposes

The Member has formed the Company under the Delaware Act, and expressly denies any intent hereby to form a partnership under either the Delaware Revised Uniform Partnership Act or the Delaware Revised Uniform Limited Partnership Act or a corporation under the Delaware General Corporation Law. For federal income tax purposes, the Member intends to treat this entity as a disregarded entity.

19.	Records and Reports

At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records, which shall be available for reasonable inspection during business hours by the Members or their duly authorized agents: (a) a current list and past lists setting forth the full name and last known mailing address of each Member and Manager; (b) a copy of the

Certificate of Formation and all amendments thereto; (c) copies of this Agreement and all amendments; (d) minutes of meetings of the Members and Manager and any written consents of the Members or Manager; and (e) copies of the Company’s financial statements for the past three years, if issued.

20.	Periodic Statements

The Manager shall provide to the Member within a reasonable time after the end of each fiscal year such information as is necessary to allow the Member to prepare and file its federal income tax return.

21.	Amendments

This Agreement may be amended only upon the written consent of the Member.

22.	Miscellaneous

22.1	Application of Delaware Law

This Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically by the Delaware Act.

22.2	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

22.3	Headings

The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

22.4	Heirs, Successors and Assigns

Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

22.5	Notices

Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) delivered personally, (b) deposited with a prepaid messenger, express or air courier or similar courier, (c) deposited in U.S. first-class certified or registered mail, postage prepaid, or (d) transmitted by telecopier or facsimile (with originals mailed the same day by U.S. mail, postage prepaid). Notice shall be deemed to have been received (i) upon receipt in the case of personal delivery, (ii) two days after being deposited in the case of messenger, express or air courier or similar courier, (iii) three business days after the date deposited in U.S. first-class certified or registered mail, and (iv) the day of receipt as evidenced by a facsimile confirmation statement in the case of transmittal by facsimile.

22.6	Severability

If any provision of this Agreement or the application of that provision to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

22.7	Waivers

The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

22.8	Attorneys’ Fees

In the event mediation or arbitration is instituted to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover from the other party or parties such sum as the mediator or arbitrator may determine reasonable as attorneys’ fees, in addition to all other sums provided by law.

22.9	Exhibits

Exhibit A is attached to and by this reference made a part of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

RAR VENTURES, LLC

SOLE MEMBER AND MANAGER:
REDBOX AUTOMATED RETAIL, LLC

By:	Coinstar, Inc., its Sole Manager

By:	/s/ Donald R. Rench
Donald R. Rench, Secretary

EXHIBIT A

Member Name & Address	Initial Capital Account Balance	Units Owned

Redbox Automated Retail, LLC One Tower Lane Suite 1200 Oakbrook Terrace, IL 60181		1